LIVE NATION ENTERTAINMENT REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 29% for the Quarter to $2.8 Billion
•	Operating Income Up 53% for the Quarter to $113 Million
•	Adjusted Operating Income Up 22% for the Quarter to $221 Million
•	Net Cash Provided by Operating Activities Increased for the Quarter to $43 Million
•	Free Cash Flow — Adjusted Up 42% for the Quarter to $154 Million
•	Event-Related Deferred Revenue Up 31% to $1.5 Billion as of June 30
•	Concert Tickets Sold for 2017 Shows are Over 68 Million, Up 22% through July
•	Sponsorship & Advertising Contracted Net Revenue Up Double Digits through July
•	Ticketmaster Fee-Bearing GTV at Constant Currency Up 13% through June

LOS ANGELES – August 9, 2017 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and six months ended June 30, 2017.
Live Nation continued growing its businesses in the second quarter, with revenue up 29%, operating income up 53% and adjusted operating income, or AOI, up 22%, while net cash provided by operating activities increased to $43 million, and free cash flow - adjusted increased to $154 million, up 42%. All three segments grew as we continued demonstrating the strength of our business model. Our concerts business is our flywheel, selling over 68 million tickets to shows this year through July, 12 million more tickets than at this point last year.
This demonstrates that we have built the industry’s most scalable and unparalleled live platform, bringing over 550 million fans in 40 countries to live events each year. With key metrics in each of concerts, sponsorship and ticketing pacing double digits ahead of last year, we are confident that 2017 will be another record year of results for Live Nation.
Concerts Delivered Record Attendance
Starting with the concerts business, in the second quarter we promoted over 7 thousand shows for 24 million fans, an increase of 5.5 million fans from the second quarter last year. As a result, for the quarter we grew revenue by 34%, operating income increased to $38 million, and AOI grew by 51% to $88 million.
We extended our position as the leading promoter in the world as we delivered growth across all markets and venue types. We increased attendance in North America and internationally by over 2 million fans each; and arenas, amphitheaters, stadiums, festivals and theaters all increased attendance by double digits. As we attract more fans to concerts, we continue to focus on maximizing the revenue and profitability of each show. This starts with attracting more fans to each show, and during the quarter we increased our average show attendance by 11%, with every venue type delivering higher attendance per show.
Additionally, our food and beverage initiatives at our amphitheaters continue to improve the onsite experience, driving increased spend per fan with programs ranging from increasing the number of points of sale to improved product offerings to optimized pricing. As a result, we continue to expect to increase ancillary spend by approximately $2 per fan again this summer.
Given the strong performance of our shows to date and the pipeline of shows for the rest of the year, I expect us to grow our fan base to 80 million this year. And with these additional fans I am confident that we will deliver strong growth in our concerts results, providing the flywheel to grow our sponsorship and ticketing businesses.
Sponsorship & Advertising Delivered Continued Growth
In the sponsorship & advertising business, we again delivered strong growth this quarter, with revenue up 31%, operating income up 19%, and AOI up 21%. Live Nation’s ongoing success in growing its high-margin sponsorship & advertising business is based on its unique scale and breadth in the live experience space. No other advertising platform can match our 80 million onsite engaged fans, over 550 million direct connections with fans attending events each year and over 2 billion touch points across our digital reach. From festivals to branded content to exclusive access to tickets and events, the combined Live Nation concerts and Ticketmaster platforms deliver an audience unmatched in music.
Our growth continues to be strongly driven by our strategic brand relationships, with over 50 sponsors that each spend more than $1 million with us each year, across our onsite and online platforms to reach that highly sought after millennial customer. This group accounts for over 75% of our total sponsorship, and through the second quarter their committed spend has grown by 25% to over $250 million.
Festival sponsorship continues to provide the most attractive onsite platform; in the second quarter we grew revenue in this category by 32% year-on-year, and for the full year we are tracking toward mid-teens growth across our 95 festivals with over 8 million fans.
Based on this strong start to the year, and now with over 90% of our planned sponsorship for the year under contract, I currently expect double-digit operating income and AOI growth in the low teens for this business for the full year.
Ticketmaster Marketplace Growing
Ticketmaster continues to demonstrate that it is the best marketplace for venues, teams and artists to sell tickets to fans globally, with gross transaction value, or GTV, growth on fee-bearing tickets up 8% for the quarter, at constant currency. Year-to-date, fee-bearing GTV is up 13%, and the past three quarters have been the highest transacted GTV quarters in the company’s history. As a result, Ticketmaster’s revenue for the quarter was up 9%. Year-to-date, revenue was up 15%, operating income was up 20%, and AOI was up 13%, with quarterly timing impacted by the shift in concert onsales to the first quarter as we discussed last quarter.

Our success at Ticketmaster starts with providing fans with the best solution to their ticketing needs. Building on our integration of primary and secondary tickets, we have now expanded our listings to also include secondary tickets to shows for which Ticketmaster is not the primary ticketer, all purchased through the same checkout flow. This has now increased the number of events we have listed by 35%, further leveraging the 120 million fans visiting our online sites per month.
And as we expand our inventory, we continue improving the customer purchase process, helping us increase conversion by high single digits on desktop and double digits on mobile sites. As we increase conversion on mobile sites, we also continue to see a strong shift in purchase behavior to mobile, with these sites and our apps accounting for 31% of our sales in the quarter, up 27% year-on-year.
Along with the focus on fan experience, we are also providing venues, teams and artists with the additional tools and services to more effectively price and distribute their tickets. One of the services we uniquely provide is the range of distribution partners that can sell incremental tickets for our clients. For the quarter, these off-platform sales are up 11%, and year-to-date they are up 21% to almost 7 million tickets.
On the new product road map, we are seeing great success with our Verified Fan product, which enables artists to prioritize the distribution of tickets to actual fans utilizing our proprietary Ticketmaster scoring algorithm of fan behavior. Since launching the product earlier this year, we have worked with 50 artists in the United States and Europe to sell over 1 million tickets to true fans, with a dramatic reduction in these tickets then being sold on secondary sites.
Overall, our Ticketmaster results are validating our dual strategy of delivering an effective marketplace for fans to buy tickets while providing a great software solution to venues, teams and artists looking to maximize the value of their events. By continuing to do so effectively, I expect us to again deliver high-single-digit growth in ticketing operating income and AOI this year.
Summary
2017 is on track to be another year of growth and record results for the company. Our key indicators for our businesses — concert tickets sold for shows this year, contracted sponsorship, and fee-bearing ticketing GTV — are all pacing double digits ahead of last year and as a result we expect each of our businesses to deliver record revenue, operating income and AOI this year.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: Bruno Mars - Getty Images, Depeche Mode - Associated Press, Coldplay - Getty Images

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain unaudited financial statements at the end of this press release for reference. These unaudited financial statements should be read in conjunction with the full unaudited financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit investors.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 2nd QUARTER
(unaudited; $ in millions)

	Q2 2017 Reported	Q2 2016 Reported	Growth	Q2 2017 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$2,249.9	$1,681.8	34%	$2,279.7	36%
Sponsorship & Advertising	124.6	95.2	31%	126.1	32%
Ticketing	484.6	443.3	9%	490.0	11%
Other and Eliminations	(40.4)	(41.0)	1%	(40.4)	1%
	$2,818.7	$2,179.3	29%	$2,855.4	31%

Operating Income (Loss)
Concerts	$37.5	$2.8	*	$36.8	*
Sponsorship & Advertising	70.4	59.1	19%	71.6	21%
Ticketing	43.7	46.8	(6%)	42.8	(9%)
Other and Eliminations	(5.2)	(4.2)	(24%)	(5.2)	(24%)
Corporate	(33.0)	(30.4)	(9%)	(33.0)	(9%)
	$113.4	$74.1	53%	$113.0	52%

Adjusted Operating Income (Loss)
Concerts	$88.4	$58.4	51%	$88.6	52%
Sponsorship & Advertising	77.1	63.8	21%	78.3	23%
Ticketing	89.1	87.5	2%	89.0	2%
Other and Eliminations	(6.0)	(3.7)	(62%)	(6.0)	(62%)
Corporate	(27.2)	(25.1)	(8%)	(27.2)	(8%)
	$221.4	$180.9	22%	$222.7	23%
* percentages are not meaningful

FINANCIAL HIGHLIGHTS – 6 MONTHS
(unaudited; $ in millions)

	6 Months 2017 Reported	6 Months 2016 Reported	Growth	6 Months 2017 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$3,113.1	$2,436.7	28%	$3,156.8	30%
Sponsorship & Advertising	188.6	152.8	23%	191.0	25%
Ticketing	978.3	849.1	15%	989.2	16%
Other and Eliminations	(48.1)	(51.7)	7%	(48.2)	7%
	$4,231.9	$3,386.9	25%	$4,288.8	27%

Operating Income (Loss)
Concerts	$(38.3)	$(63.8)	40%	$(41.1)	36%
Sponsorship & Advertising	96.8	84.4	15%	98.6	17%
Ticketing	98.3	82.1	20%	96.3	17%
Other and Eliminations	(5.0)	(5.9)	15%	(5.0)	15%
Corporate	(59.7)	(55.9)	(7%)	(59.7)	(7%)
	$92.1	$40.9	*	$89.1	*

Adjusted Operating Income (Loss)
Concerts	$66.3	$41.4	60%	$65.7	59%
Sponsorship & Advertising	110.4	94.4	17%	112.2	19%
Ticketing	192.4	169.6	13%	191.8	13%
Other and Eliminations	(6.5)	(5.9)	(10%)	(6.5)	(10%)
Corporate	(49.1)	(45.1)	(9%)	(49.1)	(9%)
	$313.5	$254.4	23%	$314.1	23%
* percentages are not meaningful

•	As of June 30, 2017, total cash and cash equivalents were $2.2 billion, which includes $704 million in ticketing client cash and $464 million in free cash.

•	Event-related deferred revenue was $1.5 billion as of June 30, 2017, compared to $1.2 billion as of the same date in 2016.

•	For the quarter ended June 30, 2017, net cash provided by operating activities was $804 million and free cash flow — adjusted was $154 million.

•	We currently expect capital expenditures for the full year to be approximately $220 million, with approximately 50% to be revenue generating capital expenditures.

•	We currently expect the amortization of nonrecoupable ticketing contract advances for the full year 2017 to be approximately in line with the total amount in 2016.

KEY OPERATING METRICS

	Q2 2017	Q2 2016	6 Months 2017	6 Months 2016
	(in thousands except estimated events)
Concerts (1)
Estimated events:
North America	5,185	4,437	8,934	7,885
International	2,535	2,196	4,742	4,593
Total estimated events	7,720	6,633	13,676	12,478
Estimated fans:
North America	15,287	12,216	21,055	17,056
International	9,306	6,837	14,400	10,915
Total estimated fans	24,593	19,053	35,455	27,971
Ticketing (2)
Number of fee-bearing tickets sold	47,497	43,459	97,099	87,982
Number of non-fee-bearing tickets sold	54,539	60,608	132,974	137,090
Total tickets sold	102,036	104,067	230,073	225,072

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of fee-bearing tickets sold includes primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the year regardless of event timing, except for our own events where our concert promoters control ticketing and which are reported as the events occur. The non-fee-bearing tickets sold reported above includes primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients' box offices, along with tickets sold on our ‘do it yourself’ platform.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by Operating Activities

($ in millions)	Q2 2017	Q2 2016
Net cash provided by operating activities	$42.9	$(6.4)
Less: Changes in operating assets and liabilities (working capital)	148.5	145.4
Free cash flow from earnings	$191.4	$139.0
Less: Maintenance capital expenditures	(31.2)	(24.2)
Distributions to noncontrolling interests	(6.3)	(6.7)
Free cash flow — adjusted	$153.9	$108.1

Net cash used in investing activities	$(96.9)	$(133.7)

Net cash used in financing activities	$(19.1)	$(15.8)

($ in millions)	6 Months 2017	6 Months 2016
Net cash provided by operating activities	$803.6	$511.0
Less: Changes in operating assets and liabilities (working capital)	(549.0)	(318.6)
Free cash flow from earnings	$254.6	$192.4
Less: Maintenance capital expenditures	(55.7)	(37.6)
Distributions to noncontrolling interests	(18.5)	(22.2)
Free cash flow — adjusted	$180.4	$132.6

Net cash used in investing activities	$(171.9)	$(219.4)

Net cash used in financing activities	$(24.2)	$(69.1)

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	June 30, 2017
Cash and cash equivalents	$2,216.8
Client cash	(704.3)
Deferred revenue — event-related	(1,512.0)
Accrued artist fees	(59.7)
Collections on behalf of others	(40.6)
Prepaid expenses — event-related	564.1
Free cash	$464.3

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated record results for the company in 2017; expectations regarding strong growth in the company’s concerts results, mid-teens growth in sponsorship revenue across the company’s festivals, double-digit operating income and adjusted operating income growth in the low teens for the company’s sponsorship & advertising business, and high-single-digit growth in ticketing operating income and adjusted operating income; expected increase in ancillary spend at the company’s amphitheaters this summer; and anticipated growth in the company’s fan base in 2017. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of acquisition-related contingent consideration obligations, and acquisition-related severance and compensation), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and certain stock-based compensation expense. We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that the company defines as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. The company uses FCF among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended June 30, 2017

Concerts	$37.5	$2.0	$0.1	$46.1	$2.7	$88.4	$0.2	$88.6
Sponsorship & Advertising	70.4	0.3	—	6.4	—	77.1	1.2	78.3
Ticketing	43.7	1.1	—	43.2	1.1	89.1	(0.1)	89.0
Other and Eliminations	(5.2)	—	—	(0.8)	—	(6.0)	—	(6.0)
Corporate	(33.0)	4.8	—	1.0	—	(27.2)	—	(27.2)
Total Live Nation	$113.4	$8.2	$0.1	$95.9	$3.8	$221.4	$1.3	$222.7

	Three Months Ended June 30, 2016

Concerts	$2.8	$2.9	$(0.4)	$49.9	$3.2	$58.4	$—	$58.4
Sponsorship & Advertising	59.1	0.3	—	4.4	—	63.8	—	63.8
Ticketing	46.8	0.6	—	39.9	0.2	87.5	—	87.5
Other and Eliminations	(4.2)	—	—	0.3	0.2	(3.7)	—	(3.7)
Corporate	(30.4)	4.4	0.1	0.9	(0.1)	(25.1)	—	(25.1)
Total Live Nation	$74.1	$8.2	$(0.3)	$95.4	$3.5	$180.9	$—	$180.9

	Six Months Ended June 30, 2017

Concerts	$(38.3)	$4.7	$(0.6)	$92.6	$7.9	$66.3	$(0.6)	$65.7
Sponsorship & Advertising	96.8	0.7	—	12.9	—	110.4	1.8	112.2
Ticketing	98.3	2.0	—	90.6	1.5	192.4	(0.6)	191.8
Other and Eliminations	(5.0)	—	—	(1.5)	—	(6.5)	—	(6.5)
Corporate	(59.7)	8.7	—	1.9	—	(49.1)	—	(49.1)
Total Live Nation	$92.1	$16.1	$(0.6)	$196.5	$9.4	$313.5	$0.6	$314.1

	Six Months Ended June 30, 2016

Concerts	$(63.8)	$5.9	$(0.4)	$93.8	$5.9	$41.4	$—	$41.4
Sponsorship & Advertising	84.4	0.7	—	9.3	—	94.4	—	94.4
Ticketing	82.1	1.6	—	85.7	0.2	169.6	—	169.6
Other and Eliminations	(5.9)	—	—	(0.2)	0.2	(5.9)	—	(5.9)
Corporate	(55.9)	8.9	0.1	1.8	—	(45.1)	—	(45.1)
Total Live Nation	$40.9	$17.1	$(0.3)	$190.4	$6.3	$254.4	$—	$254.4

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2017	December 31, 2016
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,216,812	$1,526,591
Accounts receivable, less allowance of $32,871 and $29,634, respectively	865,107	568,936
Prepaid expenses	850,340	528,250
Other current assets	52,019	49,774
Total current assets	3,984,278	2,673,551
Property, plant and equipment
Land, buildings and improvements	887,145	838,545
Computer equipment and capitalized software	566,650	524,571
Furniture and other equipment	281,417	256,765
Construction in progress	138,231	125,430
	1,873,443	1,745,311
Less accumulated depreciation	1,056,070	993,775
	817,373	751,536
Intangible assets
Definite-lived intangible assets, net	798,097	812,031
Indefinite-lived intangible assets	368,913	368,766
Goodwill	1,754,974	1,747,088
Other long-term assets	527,791	411,294
Total assets	$8,251,426	$6,764,266
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$858,089	$726,475
Accounts payable	123,940	55,030
Accrued expenses	1,000,778	781,494
Deferred revenue	1,737,491	804,973
Current portion of long-term debt, net	66,430	53,317
Other current liabilities	49,929	39,055
Total current liabilities	3,836,657	2,460,344
Long-term debt, net	2,249,157	2,259,736
Deferred income taxes	205,770	197,811
Other long-term liabilities	155,788	149,791
Commitments and contingent liabilities
Redeemable noncontrolling interests	346,831	347,068
Stockholders’ equity
Common stock	2,054	2,034
Additional paid-in capital	2,392,556	2,381,011
Accumulated deficit	(1,024,972)	(1,073,457)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(136,134)	(176,707)
Total Live Nation stockholders’ equity	1,226,639	1,126,016
Noncontrolling interests	230,584	223,500
Total equity	1,457,223	1,349,516
Total liabilities and equity	$8,251,426	$6,764,266

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands except share and per share data)
Revenue	$2,818,693	$2,179,258	$4,231,874	$3,386,974
Operating expenses:
Direct operating expenses	2,142,874	1,605,688	3,068,374	2,389,891
Selling, general and administrative expenses	434,385	374,826	817,693	712,040
Depreciation and amortization	95,870	95,424	196,465	190,379
Loss (gain) on disposal of operating assets	115	(279)	(544)	(254)
Corporate expenses	32,016	29,440	57,819	54,049
Operating income	113,433	74,159	92,067	40,869
Interest expense	27,927	25,284	53,937	50,716
Interest income	(1,031)	(650)	(1,976)	(1,206)
Equity in losses (earnings) of nonconsolidated affiliates	(536)	305	(2,876)	(287)
Other expense (income), net	(3,466)	7,353	(6,308)	(1,194)
Income (loss) before income taxes	90,539	41,867	49,290	(7,160)
Income tax expense	9,984	5,406	16,505	12,333
Net income (loss)	80,555	36,461	32,785	(19,493)
Net loss attributable to noncontrolling interests	(923)	(1,280)	(15,700)	(12,716)
Net income (loss) attributable to common stockholders of Live Nation	$81,478	$37,741	$48,485	$(6,777)

Basic net income (loss) per common share available to common stockholders of Live Nation	$0.31	$0.13	$0.08	$(0.16)
Diluted net income (loss) per common share available to common stockholders of Live Nation	$0.29	$0.13	$0.08	$(0.16)

Weighted average common shares outstanding:
Basic	204,688,374	201,896,009	204,212,281	201,796,075
Diluted	213,879,152	208,601,733	213,119,962	201,796,075

Reconciliation to net income (loss) available to common stockholders of Live Nation:
Net income (loss) attributable to common stockholders of Live Nation	$81,478	$37,741	$48,485	$(6,777)
Accretion of redeemable noncontrolling interests	(18,837)	(11,292)	(31,414)	(24,628)
Basic and diluted net income (loss) available to common stockholders of Live Nation	$62,641	$26,449	$17,071	$(31,405)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$32,785	$(19,493)
Reconciling items:
Depreciation	71,713	67,482
Amortization	124,752	122,897
Deferred income tax benefit	(7,943)	(2,708)
Amortization of debt issuance costs, discounts and premium, net	6,332	5,199
Non-cash compensation expense	16,101	17,144
Other, net	10,889	1,845
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(282,075)	(171,670)
Increase in prepaid expenses and other assets	(407,601)	(407,450)
Increase in accounts payable, accrued expenses and other liabilities	377,770	186,888
Increase in deferred revenue	860,916	710,841
Net cash provided by operating activities	803,639	510,975
CASH FLOWS FROM INVESTING ACTIVITIES
Investments made in nonconsolidated affiliates	(18,209)	(13,508)
Purchases of property, plant and equipment	(128,607)	(78,880)
Cash paid for acquisitions, net of cash acquired	(16,619)	(122,318)
Other, net	(8,505)	(4,704)
Net cash used in investing activities	(171,940)	(219,410)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	55,549	4,821
Payments on long-term debt	(74,207)	(18,640)
Distributions to noncontrolling interests	(18,523)	(22,211)
Purchases and sales of noncontrolling interests, net	(8,106)	(16,559)
Proceeds from exercise of stock options	32,629	743
Payments for deferred and contingent consideration	(14,149)	(3,732)
Other, net	2,642	(13,516)
Net cash used in financing activities	(24,165)	(69,094)
Effect of exchange rate changes on cash and cash equivalents	82,687	(13,497)
Net increase in cash and cash equivalents	690,221	208,974
Cash and cash equivalents at beginning of period	1,526,591	1,303,125
Cash and cash equivalents at end of period	$2,216,812	$1,512,099